CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-49759 and 333-104144) of First South Bancorp, Inc. of our report dated February 24, 2003 relating to the consolidated financial statements, which appears in the 2002 Annual Report to Shareholders of First South Bancorp, Inc., which is incorporated by reference in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
March 31, 2003